Exhibit 99.1

Media Contacts	Investor Contact
Chris Grams, 312.813.5122	John Peschier, 312.930.8491
Laurie Bischel, 312.292.1937	CME-G
news@cmegroup.com www.cmegroup.com/media-room.html

FOR IMMEDIATE RELEASE

CME Group Announces Bryan Durkin to Step Down as President

CHICAGO, February 6, 2020 – CME Group today announced that Bryan T. Durkin will step down as President in May of this year. At that time, Durkin will begin serving as a special advisor to the company, reporting to CME Group Chairman and Chief Executive Officer Terry Duffy. Additionally, yesterday, the CME Group board of directors recommended that Durkin be slated for election to the company’s board at its May 2020 Annual Meeting of Shareholders.

“As a long-standing champion of the futures industry, Bryan has been an integral part of our leadership team for more than a decade,” said Duffy. “He is well-respected by colleagues and clients alike and will continue to advance both the industry and our business in his new role as a member of the board and in his advisory role.”

“I am profoundly proud to have served the clients and shareholders of CME Group through a period of tremendous growth,” said Durkin. “I have been fortunate to play a role in the dynamic expansion of the global derivatives markets and the critical risk management role they play in every economy. It has been my great honor to work with our talented team of employees around the world, and I will continue to work with Terry, the board and our management team to advance our business objectives in this new capacity.”

Durkin, a 37-year veteran of CME Group, started his career in 1982 as an investigator. Throughout his career he has led many initiatives for the organization and has most recently been responsible for leading the company’s integration of CBOT, NYMEX and NEX. He also has overseen the company’s technology, global operations and data services businesses, as well as its significant international growth.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) enables clients to trade futures, options, cash and OTC markets, optimize portfolios, and analyze data – empowering market participants worldwide to efficiently manage risk and capture opportunities. CME Group exchanges offer the widest range of global benchmark products across all major asset classes based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals. The company offers futures and options on futures trading through the CME Globex® platform, fixed income trading via BrokerTec and foreign exchange trading on the EBS platform. In addition, it operates one of the world’s leading central counterparty clearing providers, CME Clearing. With a range of pre- and post-trade products and services underpinning the entire lifecycle of a trade, CME Group also offers optimization and reconciliation services through TriOptima, and trade processing services through Traiana.

CME Group, the Globe logo, CME, Chicago Mercantile Exchange, Globex, and, E-mini are trademarks of Chicago Mercantile Exchange Inc. CBOT and Chicago Board of Trade are trademarks of Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are

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trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. BrokerTec, EBS, TriOptima, and Traiana are trademarks of BrokerTec Europe LTD, EBS Group LTD, TriOptima AB, and Traiana, Inc., respectively. Dow Jones, Dow Jones Industrial Average, S&P 500 and S&P are service and/or trademarks of Dow Jones Trademark Holdings LLC, Standard & Poor’s Financial Services LLC and S&P/Dow Jones Indices LLC, as the case may be, and have been licensed for use by Chicago Mercantile Exchange Inc. All other trademarks are the property of their respective owners.

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